Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated December 3, 2021, relating to the financial statement of BondBloxx USD High Yield Bond Energy Sector ETF, a series of BondBloxx ETF Trust, as of December 1, 2021, and to all references to our firm included in or made a part of the Pre-Effective Amendment under the Securities Act of 1933 and Amendment under the Investment Company Act of 1940 to the BondBloxx ETF Trust Registration Statement on Form N-1A.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 7, 2021

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board